Exhibit 10.1

Five Below, Inc.

1818 Market Street, Suite 1900

Philadelphia, PA 19103

December 4, 2014

Personal and Confidential

VIA HAND DELIVERY

Joel D. Anderson

Re: Amendment to Employment Terms

Dear Joel:

Reference is hereby made to the employment letter agreement dated as of June 8, 2014 the (“Employment Agreement”) by and between Five Below, Inc. (the “Company”) and Joel D. Anderson (“Executive” or “you”).

Pursuant to its terms, the Employment Agreement may not be amended or revised except by a writing signed by both you and the Company. Accordingly, each of the Company and you desire to enter into this letter amendment (this “Amendment”) in order to modify and amend the Employment Agreement as follows:

(1) Effective February 1, 2015, the heading entitled “POSITION” in the Employment Agreement will be amended and restated in its entirety to read as follows:

“POSITION: President and Chief Executive Officer (“CEO”).”

(2) Effective February 1, 2015, the heading entitled “REPORTING” in the Employment Agreement will be amended and restated in its entirety to read as follows:

“REPORTING: The Company’s Board of Directors (the “Board”).”

(3) Effective February 1, 2015, the heading entitled “DUTIES” in the Employment Agreement will be amended and restated in its entirety to read as follows:

“DUTIES: You agree to perform all duties required as President and CEO of the Company, as determined and assigned by the Board from time to time, including, without limitation, supervision and control over, and responsibility for, the general management and overall policy of the Company. Your employment will be on a full-time and exclusive basis, and you agree that you will not accept other employment or engage in any activity that would impair or interfere with the performance of your duties to the Company, whether or not for compensation, without the express written consent of the Board.”

(4) Effective as of the date of this Amendment, the following paragraph is added as the third paragraph under the heading entitled “TERMINATION” in the Employment Agreement:

“Upon cessation of your employment for any reason, you will immediately resign as a member of the Board and from any and all other positions you then hold with the Company and/or its affiliates.”

(5) Effective as of the date of this Amendment, the language in the first bullet under the heading entitled “SEVERANCE” will be amended and restated in its entirety to read as follows:

“*	Upon a termination of your employment (i) by the Company without Cause, or (ii) by you for Good Reason, in each case within 18 months after the Effective Date, you will also be entitled to:”

(6) Effective as of the date of this Amendment, the language in the second bullet under the heading entitled “SEVERANCE” will be amended and restated in its entirety to read as follows:

“*	24 months of Base Salary continuation following such termination, payable in accordance with the Company’s normal payroll practices in effect from time to time and such payments will commence on the first payroll date of the Company following the thirtieth (30th) day after the termination of your employment (the “First Payroll Date”), subject to any delay required under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The portion of the severance pay that would have been paid to you during the period between the termination of your employment and the First Payroll Date had no thirty-day delay been required will be paid to you in a lump sum on the First Payroll Date and thereafter the remaining portion of the severance pay will be paid without delay as provided in this paragraph; and”

(7) Effective February 1, 2015, the definition of “Good Reason” under the heading entitled “SEVERANCE” in the Employment Agreement will be amended and restated in its entirety to read as follows:

“ “Good Reason” means (i) a material diminution in your Base Salary or Performance Bonus target; (ii) a material, adverse change in your authority, duties, title or responsibilities from those in effect on February 1, 2015; (iii) a requirement that you report to anyone other than the Board; (iv) any willful action or inaction that constitutes a material breach by the Company of any of its covenants or obligations under this Agreement; or (v) the relocation of the geographic location of your principal place of employment by more than 50 miles from the Company’s principal executive office on February 1, 2015; provided, that, no event described above shall constitute “Good Reason” unless (x) you provide written notice of the event within the 60-day period following the occurrence of such Good Reason event, and (y) the Company has not cured such event within 30 days of receipt of such notice. For the avoidance of doubt, Good Reason shall not exist hereunder unless and until the thirty-day cure period following receipt by the Company of your written notice expires and the Company shall not have cured such circumstances, and in such case your employment shall terminate for Good Reason if you provide notice to the Company within 15 days following the expiration of such thirty-day cure period that you wish to resign on account of “Good Reason,” and your termination date shall become effective on the first business day following the end of your 15 day notice period.”

(8) Effective February 1, 2015, the fourth paragraph under the heading entitled “MISCELLANEOUS” in the Employment Agreement will be amended and restated in its entirety to read as follows:

“Any notice, request, instruction or other document given under this Agreement shall be in writing and shall be addressed and delivered, in the case of the Company, to the Board (or its designee) at the principal office of the Company and, in your case, to your address as shown in the records of the Company or to such other address as may be designated in writing by either party.”

Additionally, you will be elected to serve on the Board effective February 1, 2015, subject to you becoming the Company’s Chief Executive Officer on that date.

All terms of the Employment Agreement, except as expressly modified by this Amendment, are hereby acknowledged and ratified.

If you are in agreement with the terms of this Amendment, please execute and return a fully executed copy of this Amendment to me.

Sincerely,

FIVE BELOW, INC.

/s/ Thomas G. Vellios
By: Thomas G. Vellios
Title:	Chief Executive Officer

Agreed on this 4th day of December, 2014:

/s/ Joel D. Anderson
Joel D. Anderson